EXHIBIT 10.27

Description of Severance Policy

On June 28, 2005, the Board of Directors of the Company adopted a severance policy, effective July 1, 2005, whereby (i) each senior vice president who is terminated without cause shall be entitled to receive the equivalent of his or her base salary, less applicable withholding, for a period of twelve (12) months from the date of his or her termination, and (ii) each vice president who is terminated without cause shall be entitled to receive the equivalent of his or her base salary, less applicable withholding, for a period of six (6) months from the date of his or her termination.